UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 5, 2010
AMICAS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25311	59-2248411

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

20 Guest Street, Boston, MA	02135

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-779-7878
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 5, 2010, AMICAS, Inc. (“AMICAS” or the “Company”) entered into a definitive merger agreement (the “Acquisition Agreement”) by and among Merge Healthcare Incorporated, a Delaware corporation (“Merge”), Project Ready Corp., a Delaware corporation and wholly-owned direct subsidiary of Merge, and the Company, pursuant to which Merge will acquire all of the outstanding shares of AMICAS for $6.05 per share in cash, or an aggregate of approximately $248 million (the “Acquisition”). As discussed below, the Board of Directors of AMICAS unanimously voted to terminate AMICAS’ previously announced merger agreement with an affiliate of Thoma Bravo, LLC and to enter into the Acquisition Agreement.
     Under the terms of the Acquisition Agreement, Merge will commence a cash tender offer for all of AMICAS’ outstanding common stock. Merge will then consummate a merger pursuant to which any untendered shares of AMICAS common stock (other than those shares held by AMICAS’ stockholders who have properly exercised their dissenters’ rights under Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the same $6.05 per share cash price. The tender offer and merger are subject to certain closing conditions, including, but not limited to, a successful tender of a minimum number of shares of AMICAS common stock, antitrust clearance and other regulatory approvals. There is no financing condition to the consummation of the Acquisition.
     The foregoing summary of the Acquisition Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Acquisition Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.
     The Acquisition Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Acquisition Agreement are made only for purposes of the Acquisition Agreement and as of specified dates, will be solely for the benefit of the parties to the Acquisition Agreement, and will be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Acquisition Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Acquisition Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Acquisition Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMICAS or Merge or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Acquisition Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
     On March 5, 2010, prior to entering into the Acquisition Agreement, the Company terminated the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 24, 2009, by and among AMICAS, Project Alta Holdings Corp., (“Parent”) and Project Alta Merger Corp. Pursuant to the Merger Agreement, AMICAS paid Parent, an affiliate of Thoma Bravo, LLC, a termination fee of $8.6 million, half of which was reimbursed by Merge.
ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.
     On March 5, 2010, the Company entered into an Amendment to the Rights Agreement, dated as of December 5, 2002, as amended, by and between the Company and StockTrans, Inc., as Rights Agent (the “Rights Agreement”), to provide that neither the approval, execution nor delivery of the Acquisition Agreement, nor the consummation of the transactions contemplated thereby will cause (a) the Rights (as such term is defined in the Rights Agreement) to become exercisable, (b) a Distribution Date (as such term is defined in the Rights Agreement) to occur, or (c) a Stock Acquisition Date (as such term is defined in the Rights Agreement) to occur. The Amendment also revises the definition of “Acquiring Person”.

     The foregoing description of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 28, 2010, by and among Merge Healthcare Incorporated, Project Ready Corp., and the Company.

Exhibit 4.1	Amendment to Rights Agreement, dated as of March 5, 2010, by and between the Company and StockTrans, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICAS, INC.
Date: March 9, 2010	By:	/s/ Craig Newfield
Craig Newfield
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 28, 2010, by and among Merge Healthcare Incorporated, Project Ready Corp. and the Company.

Exhibit 4.1	Amendment to Rights Agreement, dated as of March 5, 2010, by and between the Company and StockTrans, Inc.